Exhibit (23)
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-67586 on Form S-3 and Registration Statements No. 333-40394, 333-99805,and 333-99807 on Form S-8 of Vulcan Materials Company of our reports dated January 31, 2003 (which reports express an unqualified opinion and include an explanatory paragraph related to the Company's change in its method of accounting for goodwill) appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of these Registration Statements.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Birmingham, Alabama
March 28, 2003